Exhibit 4.16

Special Collective Agreement Made and entered into on April 26, 2006	Collective Agreements Law, 5717-1957 This collective agreement was duly registered on July 15, 2006 Its no. being : 153/2006 Shlomo Yitzhak, Adv. The Chief Labor Relations Officer

Between:	Blue Square – Israel Ltd.
(hereinafter – the “Company”)

Of the One Part

A n d :	Union of Clerical, Administrative and Public Services Employees (MA'OF)
Workers’Committee
(hereinafter – “Workers’ Representation”)

Of the Other Part

WHEREAS	the parties desire to reserve the rights of female employees who are forced to bed rest during their pregnancy;

THEREFORE	the parties wish to make a change in Clause 4 of Section Twelve of the General Collective Agreement signed on February 15, 1982 between the management of the Consumers Cooperation Alliance – Central Cooperative Society Ltd. and the Central Committee of the Union of the Clerical, Administrative and Public Services Employees of the Consumers Cooperation Workers Organization (hereinafter – the “General Collective Agreement”), as adopted on May 28, 1996 by the company, as set forth below:

1.	Clause 4 of Section Twelve of the General Collective Agreement shall be cancelled, and shall be superseded by the following:

“4.	A pregnant worker who, according to a medical certificate, is forbidden to work, partially or completely, during her pregnancy, shall receive the high-risk pregnancy benefit from the National Insurance in accordance with the National Insurance Law. The Company shall supplement the said benefit up to the worker’s full pension-based salary, as customary in the Company. The Company’s payment shall not replace the said allowance.

However, with respect to such worker who is not entitled to receive high-risk pregnancy benefit under the National Insurance Law, the period of her absence from work shall be considered sick leave, and her days of absence shall be deducted from her sick leave quota.

2.	This Agreement shall take effect from the date of signature hereof.

3.	The parties agree to register this agreement as a Collective Agreement under the Collective Agreements Law 5717 - 1957.

IN WITNESS WHEREOF the parties have hereunto signed:

Blue Square - Israel Ltd. By: /s/ Gil Unger /s/ Moshe Shatz —————————————— The Company	Eyal Eli Chairman of the Workers Committee By: /s/ Eyal Eli —————————————— The Workers' Committee	Israel General Labor Federation Union of Clerical, Administrative and Public Services Employees The Central Committee By: /s/ The Clerical Workers' Union —————————————— The Clerical Workers' Union